UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 17, 2015

RAIT Financial Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-14760	23-2919819
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2929 Arch St., 17th Floor, Philadelphia, Pennsylvania		19104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(215) 243-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 17, 2015, RAIT Financial Trust’s ("RAIT") subsidiary, RAIT CMBS Conduit II, LLC ("RAIT CMBS Conduit II"), and Barclays Bank PLC ("Barclays") agreed to extend the termination date of the previously disclosed Master Repurchase Agreement dated as of November 23, 2011 between RAIT CMBS Conduit II and Barclays, as amended (the "First Barclays MRA"), to the earlier of November 16, 2016, subject to extension in accordance with the terms of the First Barclays MRA, and the date of the occurrence of an event of default thereunder.

On December 23, 2015, RAIT’s subsidiary, RAIT CRE Conduit IV, LLC ("RAIT CRE Conduit IV"), and Barclays agreed to extend the termination date of the previously disclosed Master Repurchase Agreement dated as of December 23, 2014 between RAIT CRE Conduit IV and Barclays (the "Second Barclays MRA") to the earlier of December 20, 2016, subject to extension in accordance with the terms of the Second Barclays MRA, and the date of the occurrence of an event of default thereunder.

Barclays and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Barclays and its related entities have engaged, and may in the future engage, in commercial and investment banking transactions with RAIT and its affiliates in the ordinary course of their business. They have received, and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions. Furthermore, an affiliate of Barclays acts as a hedge counterparty in connection with certain capped call transactions that RAIT has entered into in connection with the issuance of its 4.00% Convertible Senior Notes Due 2033.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAIT Financial Trust

December 29, 2015	By:	/s/ James J. Sebra

Name: James J. Sebra
Title: Chief Financial Officer and Treasurer